for immediate release
Nicole christian
(650) 849-1649

Essex Announces Third Quarter 2008 Earnings Results
Recurring funds from operations increased 10.2% for the third quarter

Palo Alto, California—October 29, 2008—Essex Property Trust, Inc. (NYSE:ESS) announces its third quarter 2008 earnings results and related business activities.

Funds from Operations (“FFO”) for the third quarter ended 2008, totaled $40.7 million, or $1.46 per diluted share, compared to $37.3 million, or $1.33 per diluted share for the third quarter ended 2007.

Net income available to common stockholders for the third quarter ended 2008 totaled $12.4 million, or $0.49 per diluted share, compared to net income available to common stockholders of $10.0 million, or $0.39 per diluted share, for the third quarter ended 2007.

The Company’s FFO, excluding non-recurring items, increased 10.2% per diluted share or $3.6 million for the third quarter ended 2008 compared to the third quarter ended 2007.  In the third quarter 2008, the Company recorded a non-recurring item associated with the write-off of loan costs related to the sale of Cardiff by the Sea in the amount of $0.2 million, and in the third quarter of 2007 there were no non-recurring items recorded.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the three and nine months ended September 30, 2008 compared to September 30, 2007:

	Q3 2008 compared to Q3 2007			YTD 2008 compared to YTD 2007
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	1.1%	1.7%	0.9%	1.9%	2.5%	1.6%
Northern California	8.4%	6.5%	9.3%	10.0%	5.6%	12.2%
Seattle Metro	7.5%	7.1%	7.6%	8.2%	5.6%	9.6%
Same-property average	4.0%	3.9%	4.0%	4.9%	3.9%	5.4%

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the third quarter ended 2008 versus the second quarter ended 2008:

	Q3 2008 compared to Q2 2008
	Revenues	Expenses	NOI
Southern California	-0.4%	2.2%	-1.5%
Northern California	1.9%	1.6%	2.1%
Seattle Metro	2.6%	7.4%	0.2%
Same-property average	0.7%	3.1%	-0.4%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-property financial occupancies for the quarters ended are as follows:

	9/30/08	6/30/08	9/30/07
Southern California	95.4%	95.9%	95.5%
Northern California	97.8%	97.6%	96.8%
Seattle Metro	96.8%	96.6%	95.9%
Same-property average	96.3%	96.4%	95.9%

ACQUISITIONS/DISPOSITIONS

During the third quarter of 2008, the Company acquired two apartment communities for a total of $88.4 million and sold two apartment communities and two recreational vehicle parks for a total of $89.9 million.

In July 2008, the Company acquired Chestnut Street Apartments, a 96-unit apartment community located in Santa Cruz, California, for $22.1 million. The property was built in 2002 and includes approximately 9,000 square feet of commercial and retail space.  In August, the Company acquired The Highlands at Wynhaven, a 333-unit apartment community located in Issaquah, Washington for $66.3 million. The property, which was built in 2000, is part of “Issaquah Highlands” a renowned master planned community featuring a variety of housing, commercial and retail space.

During the third quarter of 2008, the Company sold Cardiff by the Sea Apartments, located in Cardiff, California for $71.0 million; St. Cloud Apartments, located in Houston, Texas for $8.8 million as well as two recreational vehicle parks located in El Cajon, California for $10.0 million.

The Company is in contract to sell Coral Gardens, a 200-unit apartment community located in El Cajon, California in the fourth quarter of 2008 for $19.8 million.  This community is classified as held for sale as of September 30, 2008.

DEVELOPMENT

During the third quarter of 2008, Essex Apartment Value Fund II, L.P. (“Fund II”) had one development project – Eastlake 2851, a 127-unit apartment community located in Seattle, Washington, achieve 95% occupancy for the apartment homes.

The Company has one development project in lease-up – Belmont Station, a 275-unit apartment community located near downtown Los Angeles. Initial occupancy at the community began in mid-August 2008 and currently the community is approximately 50% leased.  The Company received a certificate of occupancy in October for the second half of the project, and stabilization of the community is expected by June 2009.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

LIQUIDITY AND BALANCE SHEET

Common Stock

During the third quarter of 2008, the Company issued 1,130,750 shares of common stock and during October 2008, the Company issued 78,300 shares at an average share price of $120.17.  Since July 2008, the Company has issued 1,209,050 shares of common stock for $142.8 million, net of fees and commissions.  The proceeds will be used to pay down debt, to fund the development pipeline and for future investments.

Mortgage Notes Payable

During July 2008, the Company paid off an $89.0 million cross-collateralized mortgage loan at a fixed rate of 6.62%.

During August 2008, the Company obtained a mortgage loan in the amount of $53.0 million secured by Mill Creek, with a fixed rate of 5.77%, which matures in August 2018.  In conjunction with the sale of Cardiff by the Sea, the buyer assumed the mortgage loan for this property totaling $42.2 million at a fixed rate of 5.71%.

During September 2008, the Company obtained mortgage loans in the amount of $23.0 million at a fixed rate of 5.79% and $22.5 million at a fixed rate of 5.81%, secured by the Palisades and Bridgeport communities, respectively.  Both mortgage loans mature in September 2018.

Secured Line of Credit Facility

The Company has signed a letter of commitment to enter into a new five-year secured line of credit facility to replace the existing secured line of credit facility that matures in January 2009.  The new secured facility with Freddie Mac will expand the existing secured facility from $100 million to $150 million, and the new facility will be expandable to $250 million.  The Company anticipates that the closing date for the new secured facility will occur by the end of 2008.

Construction Loans - Development Pipeline

The Company has approximately $59.5 million undrawn on a construction loan to fund the Joule Broadway development with approximately $76.5 million in estimated costs to complete the project.  Fund II has construction loans in place to complete construction of the estimated remaining costs for Studio 40-41 of $16.0 million and the estimated remaining costs for Cielo of $16.7 million.

GUIDANCE

The Company tightens its previous full year 2008 FFO Guidance to a range of $6.05 to $6.15 per diluted share, and full year Earnings per Share (“EPS”) guidance of $1.95 to $2.05 per diluted share.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, October 30, at 9:00 a.m. PDT (12:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (888) 713-4218 and entering the passcode 23792960.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 11308027. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

LOS ANGELES PROPERTY TOUR

The Company and UDR plan to host a Los Angeles Property Tour on Tuesday, November 18, 2008 in Los Angeles. The event will commence at 8:00 a.m. and will include a breakfast presentation hosted by Essex management focusing on business plans and performance and will also consist of local property tours.  For additional information about the event, please contact the Investor Relations department at (650) 849-1649.

CORPORATE PROFILE

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (26,790 units), and has 1,658 units in various stages of active development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of a REIT. Generally, FFO adjusts the net income of REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of a REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.  The following table sets forth the Company’s calculation of FFO for the three and nine months ended September 30, 2008 and 2007.

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from operations	2008	2007	2008	2007
Net income available to common stockholders	$12,376	$9,997	$37,768	$55,177
Adjustments:
Depreciation and amortization	28,581	25,612	84,998	72,496
Gains not included in FFO	(2,492)	(64)	(2,492)	(14,565)
Minority interests and co-investments	2,217	1,777	6,534	6,114
Funds from operations	$40,682	$37,322	$126,808	$119,222

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding the anticipated gain from the extinguishment of debt, statements under the caption “Guidance” with respect to 2008 FFO per share and 2008 earnings per share, and statements and estimates set forth in this press release and also on pages S-9 and S-10 of the Company’s Financial Supplemental Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, stabilization of property developments and redevelopments and anticipated costs, and statements regarding the closing date for the Company’s new line of credit facility.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent report on Form 10-K for the year ended December 31, 2007.

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